Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Given Imaging Ltd:

We consent to the incorporation by reference in the registration statements (Nos. 333-145474, 333-134739, 333-118473, 333-107630, 333-73732 and 333-161506) on Form S-8 of Given Imaging Ltd. (the “Company”) of our reports dated March 7, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 20-F of the Company.

Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Haifa, Israel
March 7, 2013